EXHIBIT 10.8(h)

DESCRIPTION OF 2014 SALARIES FOR

 2013 NAMED EXECUTIVE OFFICERS

Annualized salary rates effective January 1, 2014 for the current executive officers of the Company who are expected to be named in the executive compensation disclosures of the Company’s 2014 proxy statement in relation to fiscal year 2013 (“2013 Named Executive Officers”) are:

Officer Name	2014 Cash Salary
D. Bryan Jordan	$760,000
William C. (B.J.) Losch III	425,000
Michael E. Kisber	600,000
David T. Popwell	450,000
Charles T. Tuggle, Jr.	475,000

Salary rates generally continue in effect until they are changed. The cash salary rates for 2014 listed above did not change from those in effect for 2013.